August 29, 2025

Via Email

Luciano Fernández Gomez
[***]
Email: [***]

Re:    RSU Intention Letter

Dear Chano:
Further to our discussions, this letter outlines the proposal to you by Klaviyo, Inc. (the “Company”) regarding a restricted stock unit award.
Subject to approval by the Board of Directors of the Company or a committee thereof (the “Board”), it is intended that you will receive a restricted stock unit award with an initial equity value of $3,200,000.00 (the “Initial Equity Value”) under the Company’s 2023 Stock Option and Incentive Plan, or a UK sub-plan thereof (as may be amended, the “Plan”), which will be subject to vesting pursuant to the terms of the Plan and the equity award grant documents (the “Award”).
The number of RSUs that it is intended for you to receive will be determined by dividing the Initial Equity Value by the average closing market price on the New York Stock Exchange of one share of the Company’s Series A common stock during the 30-day period ending on the effective date of grant, rounded down to the nearest whole share. The Award, to the extent granted, shall vest in one instalment vesting on November 15, 2025, provided that your employment with Klaviyo Ltd (a UK subsidiary of the Company, whose registered number is 12059202) has not terminated as of such vesting date. On vesting of the Award, if made, the Company will deliver one share of Series A common stock for each vested RSU. For the avoidance of doubt, nothing herein affects your existing equity awards with the Company, which shall remain in full force and effect, subject to the terms of the Plan and the applicable equity awards (collectively, the “Equity Documents”).
You would be responsible for, and required to indemnify Klaviyo Ltd, the Company and all group companies against, all and any liability to taxation or social security contributions (though not including employer National Insurance contributions), arising in connection with the Award (whether on the grant, holding, vesting, delivery of shares pursuant to it or otherwise). Please note that neither the Company nor any member of its group nor any of their officers or employees is able to provide tax or social security advice to you. If you are in any doubt as to your tax and/or social security position, you should consult an appropriately qualified independent professional adviser.
The terms of the Award, if granted by the Board, would also include any provisions necessary or advisable in order to comply with the laws of the local jurisdiction in which you reside and the Award would be subject always to the terms and conditions applicable to awards granted under the Plan, as described in the Plan and the applicable award agreement, which you will be required to sign, and all applicable laws.

Please note that any grant of the Award and any further equity awards made to you will be separate to any other agreement you may enter into with the Company, Klaviyo Ltd or any other group company, including for any provision of services or employment with any such company. Your rights, if any, in respect of or in connection with the Award are derived solely from the discretionary decision of the Company to permit you to participate in the Plan and to benefit from a discretionary Award.
Although management of the Company will recommend to the Board that you be granted the Award as described herein, you have no right to receive the Award, or any right to have the Award subject to the specific terms set forth herein, unless the grant is approved by the Board.
Yours sincerely,
Klaviyo, Inc.
By:

/s/ Landon Edmond
_________________________________
Landon Edmond
Title: Chief Legal Officer, General Counsel, and Secretary
Email: [***]
Address: 125 Summer St, 6th Floor, Boston, Massachusetts 02110, USA

I have read and understand this letter:

/s/ Luciano Fernández Gomez
_________________________________
Luciano Fernández Gomez

Email: [***]
Address: [***]